Exhibit 10.19

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of this 26th day of March, 2003, by and between ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (“Landlord”), and XCYTE THERAPIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant have entered into that certain Lease Agreement dated as of June 21, 1999 (the “Original Lease”), pursuant to which Landlord leases to Tenant certain premises containing approximately 20,659 rentable square feet in the building located at 1124 Columbia Street, Seattle, Washington (the “Building”), and more particularly described in the Original Lease (the “Original Premises”).

B.    Pursuant to that certain First Amendment to Lease dated as of October 23, 2001 (the “First Amendment”), Landlord and Tenant amended the Original Lease to, among other things, add the Expansion Space to the Original Premises. The Original Lease, as amended by the First Amendment, is hereinafter referred to as the “Lease.” Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

C.    Landlord and Tenant desire, subject to the terms and conditions set forth herein, to amend the Lease to (i) reduce the size of the Premises by terminating the lease with respect to the Expansion Space, and (ii) expand the size of the Premises by adding Suite 70 located on the basement floor of the Building, consisting of approximately 700 rentable square feet, and more particularly shown on Exhibit A attached hereto (the “Basement Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	First Amendment. Effective on April 1, 2003 (the “Effective Date”), Section 1 and Section 2 of the First Amendment are deleted in their entirety.

2.	Premises. Effective on the Effective Date, the defined term Premises on page 1 of the Original Lease is deleted in its entirety and replaced with the following;

Premises: That portion of the Project, containing approximately 20,659 rentable square feet, as determined by Landlord, as shown on Exhibit A to the Original Lease, and that portion of the Project commonly known as Suite 70, containing approximately 700 rentable square feet, as determined by Landlord, as shown on Exhibit A to this Second Amendment.

3.	Base Rent. Commencing on the Effective Date, in addition to paying Base Rent for the Original Premises as provided for in the Original Lease, Tenant shall be required to pay Base Rent for the Basement Premises in the amount of $1,166.66 per month during the Term. From and after the Effective Date, the defined term Base Rent shall mean Base Rent for the Original Premises and Base Rent for the Basement Premises.

4.	Operating Expenses. Tenant shall not be required to pay Operating Expenses for the Basement Premises. Nothing contained in this Section 4 is intended to amend any of the provisions of the Original Lease regarding Tenant’s obligation to pay Operating Expenses for the Original Premises as provided for in the Original Lease.

5.	Condition and Use of Basement Premises. The Basement Premises shall only be used for the storage of laboratory materials and for no other purposes. Except for the installation of refrigeration equipment in the Basement Premises, Tenant shall not make any alterations, additions, or improvements to the Basement Premises.

Landlord shall deliver the Basement Premises to Tenant on the Effective Date on an absolute “as is” basis, and (i) Tenant shall accept the Basement Premises in their condition as of the Effective Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Basement Premises; and (iii) Tenant’s taking possession of the Basement Premises shall be conclusive evidence that Tenant accepts the Basement Premises and that the Basement Premises were in good condition at the time possession was taken. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of any or all of the Basement Premises, and/or the suitability of the Basement Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Basement Premises is suitable for Tenant’s intended purposes.

6.	Surrender of the Expansion Space. Tenant agrees voluntarily to surrender the Expansion Space on or before March 31, 2003 (“Termination Date”), and in the condition which space is required under the Lease to be surrendered to Landlord at the expiration or earlier termination of the Term. Landlord and Tenant each agree that the other is excused as of the Termination Date from any further obligations under the Lease with respect to the Expansion Space, excepting only such obligations under the Lease which are, by their terms, intended to survive a termination of the Lease, and as otherwise provided herein. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials, or for violations of any Legal Requirements. Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Expansion Space prior to the Termination Date.

7.	Miscellaneous.

(a)    This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)    This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(c)    This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

(d)    Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent other person (collectively, “Broker”) in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Landlord or Tenant, as applicable, with regard to this leasing transaction.

(e)    Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation

By:

Its:

TENANT:	XCYTE THERAPIES, INC.,
a Delaware corporation

By:

Its:

EXHIBIT A

BASEMENT PREMISES

[Napa Premises]